Exhibit 23.3

Michael I. Daszkal, C.P.A., P.A.
Jeffrey A. Bolton, C.P.A., P.A.
Timothy R. Devlin, C.P.A., P.A.
Michael S. Kridel, C.P.A., P.A.
Marjorie A. Horwin, C.P.A., P.A.
Patrick D. Heyn, C.P.A., P.A.
Gary R. McConnell, C.P.A., P.A.
Colleen DeWoody Bracci, C.P.A.
Arthur J. Hurley, C.P.A.

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the use in this Registration Statement on Form SB-2 of our report dated June 15, 2005, of Splinex Technology, Inc. for the years ended March 31, 2005 and 2004, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Daszkal Bolton LLP

Daszkal Bolton, LLP
Boca Raton, Florida
August 22, 2005

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